JIMMY P LEE CPA PC
ACCOUNTING TAX ADVISORY AUDIT
31-10 23rd Ave, Astoria, NY 11105 • Tel: 347-871-1768 • Fax: 347-201-3828 • http://www.jimmypleecpa.com

March 25, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Navaeh Enterprises Ltd.

We have read the statements made by Navaeh Enterprises Ltd. (the "Company") in Item 4.02 of the Company's Current Report on Form 8-K dated March 25, 2014, regarding Item 4.02 Non Reliance on Previous Financials, Audits or Interim Review, Financial Statements. We agree with the statements made regarding our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements of the Company made under Item 4.02 therein.

Very truly yours,

/s/ Jimmy P. Lee, CPA, P.C.
New York, New York